Exhibit 10.49

Date

Notice of Grant of Restricted Stock Units (Directors/Consultants)

Award Details

Name :
Address :
Employee ID :
Award Amount :
Grant ID :
Date of Grant:
Award Type :
Vesting Schedule :

Expiration Date :
Deadline to Accept : 30 days from grant notification

Award Vesting Summary

The Forfeiture Restrictions on the Restricted Stock Units granted pursuant to the Restricted Stock Unit Agreement (the “Agreement”) will expire and the Restricted Stock Units will vest and become nonforfeitable as set in Section 6 of the Agreement, as detailed in the table above under “Vesting Schedule”; provided, however, that the vesting of the Restricted Stock Units shall be subject to the standard methodology for handling fractions of vested Restricted Stock Units that is applied by the Company’s third-party Restricted Stock Unit administrator; provided further, however, that, except as otherwise provided in the Agreement, such unvested Restricted Stock Units will become vested Restricted Stock Units on such dates only if you remain a director or employee of or a service provider to the Company or its Subsidiaries continuously from the Date of Grant through the applicable vesting date.

Notwithstanding the foregoing, in the event of (i) a Change in Control, (ii) a separation from service by reason of death, or (iii) a separation of service by reason of Disability (as defined in the Agreement), any Restricted Stock Units that are unvested on the date of such event shall become vested Restricted Stock Units on such date.

The Restricted Stock Units shall not be settled with a fraction of a share of Stock, and, on the expiration date of the Restricted Stock Units, any fraction of a share of Stock, unless otherwise determined by the Committee, shall be canceled and terminated without consideration.

Settlement Event

Stock will become issuable (which Stock will be fully transferrable when issued) and Dividend Equivalents payable to you on the later to occur of (i) the date of vesting of the Restricted Stock Units, or (ii) to the extent you have timely and properly elected to defer settlement of your Restricted Stock Units pursuant to a “Time of Settlement Election Form,” the time of settlement elected in such form, which, in either case, is referred to as the Settlement Event. Absent a provision in the Agreement or the Plan to the contrary and subject to the paragraph following, Stock and Dividend Equivalents with respect to vested Restricted Stock Units will be delivered to you no later than 45 days following the Settlement Event.

Black Out Periods and Other Payments that Would Violate Applicable Law

You acknowledge that, to the extent the settlement of Restricted Stock Units occurs (i) during a “blackout” period wherein you are precluded from selling Stock, or (ii) at such other time where the Company reasonably anticipates that the issuance of Stock (or the sale of Stock to cover taxes associated with the Award) will violate Federal securities laws or other applicable law, the Company retains the right, in its sole discretion, to defer the delivery of the Stock pursuant to the Restricted Stock Unit; provided, that payment is made to you at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation and; provided, further, that the Company shall not exercise its right to defer your receipt of such Stock due to the application of a blackout period if such shares of Stock are specifically covered by a Rule 10b5-1 trading plan which causes such shares to be exempt from any applicable blackout period then in effect. The delay in settlement contemplated by the paragraph will only be exercised to the extent such exercise does not cause Restricted Stock Units that are not subject to the Nonqualified Deferred Compensation Rules to be subject to the Nonqualified Deferred Compensation Rules.

Online Grant Acceptance

By your acceptance of the Restricted Stock Units, you hereby acknowledge your receipt of the Restricted Stock Units granted on the Date of Grant indicated above, which have been issued to you under the terms and conditions of this Notice of Grant, the Second Amended and Restated  Long Term Incentive Plan (the ”Plan”) and the Agreement, including the vesting and risk of forfeiture provisions set forth therein. Capitalized terms used but not defined in this Notice of Grant shall have the meanings set forth in the Plan or the Agreement.

By your acceptance of the Restricted Stock Units, you agree to the following provisions of this paragraph. You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (the “Company Parties”) regarding the tax effects associated with your acceptance of the Restricted Stock Units and your receipt and holding of the Restricted Stock Units, and (b) in deciding to accept the Restricted Stock Units, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted.  You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your acceptance of the Restricted Stock Units and your receipt and holding of the

Restricted Stock Units. You consent to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under the Plan or any other current or future equity or other benefit plan of the Company (collectively, a “Company Plan”).  This consent shall be effective for the entire time that you are a participant in a Company Plan.